Exhibit 99.1

AFFORDABLE RESIDENTIAL COMMUNITIES ANNOUNCES

FIRST QUARTER 2006 RESULTS

DENVER, CO — (BUSINESS WIRE) — Monday, May 8, 2006 — Affordable Residential Communities Inc. (NYSE:ARC) today announced results for the first quarter ended March 31, 2006.

First Quarter Operating Results

Consolidated gross revenue for the first quarter of 2006 increased 2.5% to $60.6 million, compared to $59.2 million in the first quarter of 2005, and was approximately equal to the fourth quarter ended December 31, 2005. Net loss to common shareholders for the first quarter of 2006 was ($3.9) million, or ($0.10) per share, compared to a net loss of ($15.9) million, or ($0.39) per share, in the first quarter of 2005 and a net loss of ($33.8) million, or ($0.83) per share, in the fourth quarter of 2005. Net loss in the first quarter of 2006 includes gains on sales of discontinued operations of $10.3 million, or $0.25 per share, associated with community sales contracts closed during the quarter as discussed below. Net loss in the fourth quarter of 2005 includes a goodwill impairment charge, a retail and real estate impairment adjustment and discontinued operations impairment charge in an aggregate amount of $6.4 million. On March 30, 2006, the Company elected not to be taxed as a REIT for the year ending December 31, 2006, as previously announced.

Net loss from continuing operations in the first quarter of 2006 was $12.7 million as compared to $26.9 million in the fourth quarter of 2005, reflecting increased net segment income, reduced property management and general and administrative expenses, reduced depreciation and amortization expense, reduced interest expense and reduced impairment charges.

Net segment income was $34.6 million in the first quarter of 2006, as compared to $27.7 million in the fourth quarter of 2005, reflecting increased community net segment income and reduced retail net segment loss. Community net segment income increased to $35.8 million the first quarter of 2006 from $31.3 million in the fourth quarter of 2005 as a result of an increase in average rental rates applicable to both homeowners and renters, partially offset by lower average resident occupancy. In addition, community net segment income in the first quarter of 2006 reflects reduced operating expenses primarily resulting from reduced repairs and maintenance expense.

Retail net segment loss was $0.8 million in the first quarter of 2006, as compared to $3.2 million in the fourth quarter of 2005, reflecting lower operating expenses and increased gross margins on homes sold partially offset by lower volume of homes sold. In the fourth quarter of 2005, as previously announced, the Company restructured its marketing programs, reducing its retail operating expenses primarily as a result of the elimination of approximately 150 sales management and administration positions.

Net occupancy decreased by 4 residents during the first quarter of 2006 to overall occupancy of 83.7% compared with a net occupancy decrease of 769 residents in the fourth quarter of 2005 and a net occupancy increase of 290 residents in the first quarter of 2005. The Company experienced lower home sales transactions as compared with both periods, but higher rental home move-ins as compared with both periods.

General and administrative and property management expenses were $4.4 million and $1.6 million, respectively, in the first quarter of 2006 as compared to $8.4 million and $1.8 million in the fourth quarter of 2005, respectively, reflecting costs incurred in the fourth quarter of 2005 for severance of two former senior officers of the Company and completion of the Company’s internal control evaluation as required by the Sarbanes-Oxley Act.

Interest expense was $19.8 million in the first quarter of 2006, as compared to $20.4 million in the fourth quarter of 2005 reflecting, primarily, the repayment of mortgage debt from net proceeds of the community sales, as discussed below.

Depreciation expense was $21.7 million in the first quarter of 2006, as compared to $23.3 million in the fourth quarter of 2005 reflecting additional charges in the fourth quarter of 2005 for the re-continuance of 41 communities in the fourth quarter of 2005 previously discontinued and the placement of substantial fixed assets into service in the fourth quarter of 2005.

With respect to other charges, the first quarter of 2006 reflects a loss of $0.5 million related to the sale of a Company aircraft. The fourth quarter of 2005 reflects a goodwill impairment charge of $4.0 million and a reduction of a community impairment charge of $1.3 million related to the re-continuance of 41 communities previously discontinued.

Community Sales Results

As previously announced, through May 8, 2006, the Company has closed on the sales of 28 communities, resulting in $38.1 million of cash proceeds net of related debt, defeasance and other closing costs totaling $34.4 million. The Company expects to close the sale of an additional ten communities during the calendar year 2006. However, there can be no assurance that the Company will realize net cash proceeds from the sales of any of these communities or that sales under contract will ultimately close.

For the first quarter of 2006, the Company recorded gains of $10.3 million on the sales of the above-mentioned community closings. In the fourth quarter of 2005, the Company recorded a charge of $3.7 million in addition to a charge of $6.5 million recorded in the third quarter of 2005 for the discontinued communities in which the Company expected to incur a loss. For the discontinued communities in which the Company expects a gain, the Company is recording such gains only when the sales close. The Company continues to market an additional eight communities in private party transactions or through brokers. There can be no assurances that any or all of these remaining transactions will close, or that, if they do close, that any gains will be recognized with respect to any such transactions.

Balance Sheet and Liquidity

At March 31, 2006, the Company had $31.3 million in cash and cash equivalents and approximately $34.2 million of additional borrowing capacity available under its lease receivables line of credit. The Company has also obtained $38.1 million of net proceeds from the 28 properties sold at auction which have closed through May 8, 2006, and anticipates receiving additional proceeds during the year 2006 from the sale of the additional ten communities. The Company used a substantial portion of these net proceeds to repay mortgage and floorplan indebtedness. The Company can make no assurance that all or any of these sales will close as anticipated.

In the aggregate at March 31, 2006, the Company had approximately $1.1 billion in outstanding debt related to continuing operations as well as approximately $30.2 million related to communities held for sale. The weighted average interest rate on the Company’s aggregate outstanding debt related to continuing operations was 7.05% at March 31, 2006. Approximately $895 million of the Company’s outstanding debt is payable in 2008 or later. The amount of fixed rate loans amounted to $805.3 million, which was approximately 72% of total loans outstanding.

First Quarter 2006 Conference Call

The Company will host a conference call, today, Monday, May 8, 2006, at 5:00 P.M. Eastern time. The call will be webcast live over the Internet from the Company’s website at www.aboutarc.com under the section titled “Webcast”. Participants should follow the instructions provided on the website for the download and installation of audio applications necessary to join the webcast. The call also can be accessed live over the phone by dialing (800) 817-4887 or (913) 981-4913 for international callers.

A replay will be available at approximately 8:00 P.M. Eastern time after the call and can be accessed by dialing 1-888-203-1112 or
1-719-457-0820 for international callers; the password is 4566915. The replay will be available from May 8, 2006 through May 15, 2006, and also will be archived on ARC’s website.

About Affordable Residential Communities Inc.

Affordable Residential Communities Inc. (“ARC”), excluding discontinued operations, currently owns and operates approximately 57,600 homesites located in 278 communities in 24 states. ARC is focused on the acquisition, renovation, repositioning and operation of primarily all-age manufactured home communities with headquarters in Englewood, CO.

CONTACTS

Affordable Residential Communities Inc.
Lawrence Kreider, Chief Financial Officer

(866) 847-8931

investor.relations@aboutarc.com

or

Integrated Corporate Relations, Inc.
Brad Cohen, (203) 682-8211

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this news release are subject to certain risks and uncertainties including, but not limited to, statements about the Company’s plans, objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ materially from those set forth in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: general risks affecting the real estate industry; the Company’s ability to maintain or increase rental rates and occupancy with respect to properties currently owned; the Company’s assumptions on rental home and home sales and financing activity; completion of pending acquisitions and sales, if any, and terms of and timing with respect thereto; the Company’s growth and expansion into new markets or successful integration of acquisitions; and the effect of interest rates. Additional factors that could cause the Company’s results to differ materially from those described in the forward-looking statements can be found in the Company’s 2005 Annual Report on Form 10-K (included under the heading “Forward-Looking Statements”), and in the Company’s Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s internet site (http://www.sec.gov). The forward-looking statements contained in this news release speak only as of the date of the release, and the Company assumes no obligation to update the forward-looking statements or update the reasons why actual results could differ from those contained in the forward-looking statements.

Affordable Residential Communities Inc.

Unaudited Consolidated Statements of Operations

(Amounts in thousands, except per share data)

	Three Months Ended
	Dec. 31,	March 31,
	2005	2006	2005
Revenue
Rental income	$49,820	$51,230	$46,651
Sales of manufactured homes	4,860	2,672	7,526
Utility and other income	5,816	6,554	4,997
Net consumer finance interest income	143	179	—
Total revenue	60,639	60,635	59,174
Expenses
Property operations	19,587	16,569	18,399
Real estate taxes	4,443	5,178	3,997
Cost of manufactured homes sold	5,060	2,332	7,433
Retail home sales, finance and insurance	3,831	1,936	3,377
Property management	1,592	2,145
General and administrative	8,417	4,421	5,494
Depreciation and amortization	23,258	21,704	16,375
Real estate and retail home asset impairment	(1,336)	—	—
Goodwill impairment	3,990	—	—
Loss on sale of airplane	—	541	—
Net consumer finance interest expense	—	—	446
Interest expense	20,431	19,754	15,790
Total expenses	89,496	74,027	73,456
Interest income	(883)	(423)	(373)
Loss before allocation to minority interest	(27,974)	(12,969)	(13,909)
Minority interest	1,043	284	546
Loss from continuing operations	(26,931)	(12,685)	(13,363)
Income (loss) from discontinued operations	(4,473)	1,807	803
Gain (loss) on sale of discontinued operations	—	10,296	(730)
Income tax expense	—	(371)	—
Minority interest in discontinued operations	191	(416)	(4)
Net loss	(31,213)	(1,369)	(13,294)
Preferred stock dividend	(2,578)	(2,578)	(2,578)
Net loss attributable to common stockholders	$(33,791)	$(3,947)	$(15,872)

Loss per share from continuing operations
Basic loss per share	$(0.72)	$(0.37)	$(0.39)
Diluted loss per share	$(0.72)	$(0.37)	$(0.39)

Income (loss) per share from discontinued operations
Basic (loss) income per share	$(0.11)	$0.27	$—
Diluted income (loss) per share	$(0.11)	$0.27	$—

Loss per share attributable to common stockholders
Basic loss per share	$(0.83)	$(0.10)	$(0.39)
Diluted loss per share	$(0.83)	$(0.10)	$(0.39)

Weighted average share information
Common shares outstanding	40,957	41,179	40,876

Affordable Residential Communities Inc.

Unaudited Real Estate Net Segment Income

(Amounts in thousands, except homesite data)

	Three Months Ended
	Dec. 31,	March 31,
	2005	2006	2005

Average total homesites	57,569	57,669	58,408
Average total rental homes	9,200	9,343	7,595
Average occupied homesites - homeowners	41,074	40,570	42,142
Average occupied homesites - rental homes	7,629	7,637	5,649
Average total occupied homesites	48,703	48,207	47,791
Average occupancy - rental homes	82.9%	81.7%	74.4%
Average occupancy - total	84.6%	83.6%	81.8%

Real estate revenue
Homeowner rental income	$35,720	$37,189	$35,817
Home renter rental income	13,841	13,825	10,550
Other	259	216	284
Rental income	49,820	51,230	46,651
Utility and other income	5,530	6,329	4,860
Total real estate revenue	55,350	57,559	51,511
Real estate expenses
Property operations expenses	19,587	16,569	18,399
Real estate taxes	4,443	5,178	3,997
Total real estate expenses	24,030	21,747	22,396

Real estate net segment income	$31,320	$35,812	$29,115
Average monthly real estate revenue per total occupied homesite (1)	$379	$398	$359
Average monthly homeowner rental income per homeowner occupied homesite (2)	$290	$306	$283
Average monthly real estate revenue per total homesite (3)	$320	$333	$294

	Dec. 31,	March 31,
	2005	2006	2005
Total communities	278	278	278
Total homesites (4)	57,578	57,699	58,392
Occupied homesites	48,320	48,316	47,952
Total rental homes owned	9,328	9,361	7,665
Occupied rental homes	7,491	7,970	6,016

(1)          Average monthly real estate revenue per occupied homesite is defined as total real estate revenue divided by average total occupied homesites divided by the number of months in the period.

(2)          Average monthly homeowner rental income per homeowner occupied homesite is defined as homeowner rental income divided by average homeowner occupied homesites divided by the number of months in the period.

(3)          Average monthly real estate revenue per total homesite is defined as total real estate revenue divided by average total homesites divided by the number of months in the period.

(4)          The Company removed a total of 814 lots from its homesite count from March 31, 2005 to December 31, 2005 and added back 121 lots in the first quarter of 2006 as part of its ongoing review of operations.

Affordable Residential Communities Inc.

Unaudited Reconciliation of Net Segment Income to Net Loss
Attributable to Common Stockholders

(Amounts in thousands)

	Three Months Ended
	Dec. 31,	March 31,
	2005	2006	2005
Total revenue
Real estate	$55,350	$57,559	$51,511
Retail home sales	4,859	2,687	7,526
Finance and insurance	430	389	137
	60,639	60,635	59,174
Operating expenses, cost of manufactured homes sold and real estate taxes
Real estate	24,030	21,747	22,396
Retail home sales	8,069	3,521	10,382
Finance and insurance	822	747	428
	32,921	26,015	33,206
Net segment income:
Real estate	31,320	35,812	29,115
Retail home sales	(3,210)	(834)	(2,856)
Finance and insurance	(392)	(358)	(291)
	27,718	34,620	25,968
Other expenses:
Property management	1,815	1,592	2,145
General and administrative	8,417	4,421	5,494
Depreciation and amortization	23,258	21,704	16,375
Real estate and retail home asset impairment adjustment	(1,336)	—	—
Goodwill impairment	3,990	—	—
Loss on sale of airplane	—	541	—
Net consumer finance interest expense	—	—	446
Interest expense	20,431	19,754	15,790
Total other expenses	56,575	48,012	40,250
Interest income	(883)	(423)	(373)
Loss before allocation to minority interest	(27,974)	(12,969)	(13,909)
Minority interest	1,043	284	546
Loss from continuing operations	(26,931)	(12,685)	(13,363)
Income (loss) from discontinued operations	(4,473)	1,807	803
Gain (loss) on sale of discontinued operations	—	10,296	(730)
Income tax expense	—	(371)	—
Minority interest in discontinued operations	191	(416)	(4)
Net loss	(31,213)	(1,369)	(13,294)
Preferred stock dividend	(2,578)	(2,578)	(2,578)
Net loss attributable to common stockholders	$(33,791)	$(3,947)	$(15,872)

Affordable Residential Communities Inc.

Unaudited Homeowner and Home Renter Activity

	Three Months Ended
	Dec. 31,	March 31,
	2005	2006	2005

Homeowner activity:
Homeowner move ins	168	255	252
Homeowner move outs	(584)	(552)	(690)
Home sales	241	132	741
Repossession move outs	(374)	(318)	(607)
Net homeowner activity	(549)	(483)	(304)
Home renter activity:
Home renter move ins	344	927	838
Home renter lease with option to purchase move ins	432	388	793
Home renter move outs	(996)	(836)	(1,037)
Net home renter activity	(220)	479	594
Net activity	(769)	(4)	290

The following reconciles the above activity to the period end occupied homesites.
Net homeowner activity	(549)	(483)	(304)
Occupied homeowner sites, beginning of period	41,378	40,829	42,240
Occupied homeowner sites, end of period	40,829	40,346	41,936

Net home renter activity	(220)	479	594
Occupied home renter sites, beginning of period	7,711	7,491	5,422
Occupied home renter sites, end of period	7,491	7,970	6,016

Total occupied homesites, end of period	48,320	48,316	47,952
Total occupancy percentage	83.9%	83.7%	82.1%

Affordable Residential Communities Inc.

Unaudited Consolidated Balance Sheets

(Amounts in thousands)

	March 31,	December 31,
	2006	2005

Assets
Rental and other property, net	$1,444,384	$1,463,091
Assets held for sale	68,905	122,285
Cash and cash equivalents	31,312	27,926
Restricted cash	6,702	7,022
Tenant and other receivables, net	3,369	3,945
Notes receivable, net	33,622	33,418
Loan origination costs, net	15,444	16,205
Loan reserves	35,307	35,088
Lease intangibles and customer relationships, net	10,667	12,063
Prepaid expenses and other assets	9,131	7,438
Total assets	$1,658,843	$1,728,481

Liabilities and Stockholders’ Equity
Notes payable	$1,112,900	$1,152,998
Liabilities related to assets held for sale	31,124	50,007
Accounts payable and accrued expenses	25,548	32,708
Dividends payable	1,903	1,887
Tenant deposits and other liabilities	15,996	14,884
Total liabilities	1,187,471	1,252,484

Minority interest	29,293	31,902

Commitments and contingencies

Stockholders’ equity
Preferred stock, no par value, 5,750,000 shares authorized, 5,000,000 shares issued and outstanding at March 31, 2006 and December 31, 2005, respectively; liquidation preference of $25 per share plus accrued but unpaid dividends	119,108	119,108
Common stock, $.01 par value, 100,000,000 shares authorized, 41,288,948 and 40,971,423 shares issued and outstanding at March 31, 2006 and December 31, 2005, respectively	413	410
Additional paid-in capital	793,712	791,201
Accumulated other comprehensive income	—	583
Retained deficit	(471,154)	(467,207)
Total stockholders’ equity	442,079	444,095
Total liabilities and stockholders’ equity	$1,658,843	$1,728,481